As filed with the Securities and Exchange Commission on June 29, 2021

Registration No. 333-257443

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Xponential Fitness, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7991	84-4395129
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

17877 Von Karman Ave, Suite 100

Irvine, CA, 92614

(949) 346-3000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Anthony Geisler

Chief Executive Officer

Xponential Fitness, Inc.

17877 Von Karman Ave, Suite 100

Irvine, CA, 92614

(949) 346-3000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Alan F. Denenberg Stephen Salmon Jason Bassetti Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California (650) 752-2000	Ian D. Schuman Stelios G. Saffos Scott W. Westhoff Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form S-1 (“Registration Statement”) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 1. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly, such prospectus has been omitted.

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Unless otherwise indicated, all references to “Xponential Fitness” the “company,” “we,” “our,” “us” or similar terms refer to Xponential Fitness, Inc. and its subsidiaries.

Item 13. Other Expenses of Issuance and Distribution

Amount to Be Paid
Securities and Exchange Commission registration fee		$10,910
Financial Industry Regulatory Authority, Inc. filing fee		15,500
Exchange listing fee		*
Transfer agent’s fees		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Miscellaneous		*

Total	$

*	To be completed by amendment.

Each of the amounts set forth above, other than the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the exchange listing fee, is an estimate.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s bylaws provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL. The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

On January 23, 2020, the Registrant issued 1,000 shares of its Class A common stock to H&W Franchise Holdings LLC for $1.00. The issuance of such shares of Class A common stock was not registered under the Securities Act of 1933, as amended, or the Securities Act, because the shares were offered and sold in a transaction exempt from registration under Section 4(a)(2) of the Securities Act.

The following sets forth information regarding securities sold or issued by the predecessors to the Registrant in the three years preceding the date of this registration statement. No underwriters were involved in these sales. There was no general solicitation of investors or advertising, and we did not pay or give, directly or indirectly, any commission or other remuneration, in connection with the offering of these shares. In each of the transactions described below, the recipients of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.

LLC Unit Issuances

(1)    On March 22, 2018, H&W Franchise Holdings LLC issued 3,798.9 Class A-1 units to one entity as consideration for its interests in certain assets utilized by certain fitness studios using the “AKT in Motion” and “AKT On Demand” trade names.

(2)    On July 31, 2018, H&W Franchise Holdings LLC issued 5,716.9 Class A-1 units to one entity as consideration for its interests in certain assets relating to the operation of fitness studios operating under the “Yoga Six” trade name.

(3)    On October 25, 2018, H&W Franchise Holdings LLC issued 159,306.1 Class A-3 units to one entity as consideration for its interests in Barre Holdco, LLC.

(4)    On February 12, 2020, H&W Franchise Holdings LLC issued 5,000,000 of its Class A-4 Units to one entity at a purchase price of $10 per unit for an aggregate purchase price of $50 million.

(5)    On August 31, 2020, H&W Franchise Holdings LLC issued 31,896.58 of its Class A-5 Units to three entities at a purchase price of $470.27 per unit for an aggregate purchase price of $15 million.

The offers, sales and issuances of the securities described in (1) through (8) above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Rule 506 thereunder as transactions by an issuer not involving any public offering. The recipients in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

Profits Interest Plan Grants

(6)    On February 27, 2018, H&W Franchise Holdings LLC granted an aggregate of 1,215.0 Class B units to one employee pursuant to its Profits Interest Plan.

(7)    On October 24, 2018, H&W Franchise Holdings LLC granted an aggregate of 85,173.3 Class B units to nine employees pursuant to its Profits Interest Plan.

(8)    On October 25, 2018, H&W Franchise Holdings LLC granted an aggregate of 25,515.0 Class B units to two employees pursuant to its Profits Interest Plan.

(9)    On May 30, 2019, H&W Franchise Holdings LLC granted 1,215.0 Class B units to one board member pursuant to its Profits Interest Plan.

(10)    On October 1, 2019, H&W Franchise Holdings LLC granted 25,500 Class B units to three employees pursuant to its Profits Interest Plan.

(11)    On May 14, 2019, H&W Franchise Holdings LLC granted 1215.1 Class B units to one employee pursuant to its Profits Interest Plan.

The offers, sales and issuances of the securities described in (6) through (11) above were deemed to be exempt from registration either under Rule 701 promulgated under the Securities Act as transactions under compensatory benefit plans and contracts relating to compensation, or under Section 4(a)(2) transactions between an issuer and members of its senior executive management that did not involve any public offering within the meaning of Section 4(a)(2) of the Securities Act. The recipients of such securities were our employees, directors, or consultants and received the securities under the Registrant’s Profits Interest Plan. Appropriate legends were affixed to the securities issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules

(a)    The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

1*	Form of Underwriting Agreement

2^#	Contribution Agreement dated as of March 24, 2021 among Rumble Parent LLC, Rumble Fitness, LLC and H&W Franchise Holdings, LLC

3.1#	Certificate of Incorporation of Xponential Fitness, Inc., as currently in effect

3.2#	Form of Amended and Restated Certificate of Incorporation of Xponential Fitness, Inc., to be in effect upon the pricing of this offering

3.3#	Bylaws of Xponential Fitness, Inc., as currently in effect

3.4#	Form of Amended and Restated Bylaws of Xponential Fitness, Inc., to be in effect upon the pricing of this offering

3.5	Form of Certificate of Designations of 6.50% Series A Convertible Preferred Stock

3.6	Form of Certificate of Designations of 6.50% Series A -1 Convertible Preferred Stock

4.1#	Form of Class A Common Stock Certificate

5.1*	Opinion of Davis Polk & Wardwell LLP

10.1#	Lease for facilities at 17877 Von Karman, Irvine, California dated as of November 16, 2017 and amended on December 13, 2018

10.2#	Second Amended Monroe Credit Agreement dated as of October 25, 2018 among Xponential Fitness LLC and St. Gregory Holdco, as Borrowers, the other loan parties thereto and the lenders party thereto

Exhibit Number	Description

10.3#	Second Amendment and Waiver to Second Amended and Restated Credit Agreement dated as of December 20, 2019

10.4#	Third Amendment to Second Amended and Restated Credit Agreement dated as of February 12, 2020

10.5#	Financing Agreement dated as of February 28, 2020 among Xponential Intermediate Holdings, LLC, Xponential Fitness LLC, the listed Guarantors, the lenders party thereto and Cerberus Business Finance Agency, LLC

10.6#	First Amendment to Financing Agreement dated as of August 4, 2020 among Xponential Intermediate Holdings, LLC, Xponential Fitness LLC, the listed Guarantors, the lenders party thereto and Cerberus Business Finance Agency, LLC

10.7#	Second Amendment to Financing Agreement dated as of March 24, 2021 among Xponential Intermediate Holdings, LLC, Xponential Fitness LLC, the listed Guarantors, the lenders party thereto and Cerberus Business Finance Agency, LLC

10.8#	Financing Agreement dated as of April 19, 2021 by and among Xponential Intermediate Holdings, LLC., as Parent, Xponential Fitness LLC and each other subsidiary of Parent listed, as Borrowers, Parent and each other subsidiary of Parent listed as a Guarantor, as Guarantors, the lenders party hereto, as Lenders, and Wilmington Trust, National Association, as Collateral Agent and Administrative agent

10.9+#	Management Services Agreement dated as of September 29, 2017 between H&W Franchise Holdings and TPG Growth III Management, LLC

10.10+#	Assignment, Assumption, Waiver and Release Agreement dated as of June 28, 2018 among TPG Growth III Management, LLC, H&W Franchise Holdings LLC and H&W Investco, L.P.

10.11+#	Consulting Agreement dated as of June 30, 2018 between H&W Investco Management, LLC and Anthony Geisler

10.12	Form of Second Amended and Restated Limited Liability Company Operating Agreement of Xponential Intermediate Holdings LLC

10.13	Form of Tax Receivable Agreement with the Continuing Pre-IPO LLC Members and the Rumble Shareholder

10.14*	Form of Reorganization Agreement

10.15#	Form of Registration Rights Agreement

10.16#	Form of Xponential Fitness, Inc. Omnibus Incentive Plan

10.17#	Form of Xponential Fitness, Inc. Employee Stock Purchase Plan

10.18*+	Employment Agreement with Anthony Geisler dated as of , 2021

10.19+#	Employment Agreement with John Meloun dated as of June 17, 2021

10.20+#	Employment Agreement with Megan Moen dated as of June 17, 2021

10.21+#	Employment Agreement with Ryan Junk dated as of June 17, 2021

10.22+#	Employment Agreement with Sarah Luna dated as of June 21, 2021

10.23+#	First Amended and Restated Profits Interest Plan of H&W Franchise Holdings, LLC dated as of June 27, 2018

Exhibit Number	Description

10.24+#	Club Pilates Franchise, LLC First Amended and Restated Phantom Equity Plan

10.25+#	CycleBar Holdco, LLC First Amended and Restated Phantom Equity Plan

10.26#	Form of Director and Executive Officer Indemnification Agreement

10.27	Securities Purchase Agreement, by and among the Purchasers Listed on Exhibit A and H&W Franchise Holdings LLC, dated as of June 25, 2021

21.1#	Subsidiaries of the Registrant

23.1#	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, for Xponential Fitness, Inc.

23.2#	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, for Xponential Fitness LLC

23.3*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

23.4#	Consent of Frost & Sullivan

23.5#	Consent of Buxton Company

24.1#	Power of Attorney

*	To be filed by amendment.
#	Previously filed.
+	Indicates management contract or compensatory plan.
^

Portions of the exhibit have been omitted as the Registrant has determined that: (i) the omitted information is not material; and (ii) the omitted information would likely cause competitive harm to the Registrant if publicly disclosed.

(b)    The following financial statement schedule is filed as part of this registration statement:

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)    The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of CA, on the 29th day of June, 2021.

Xponential Fitness, Inc.

By:	/s/ Anthony Geisler
	Name:	Anthony Geisler
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony Geisler Anthony Geisler	Chief Executive Officer (principal executive officer)	June 29, 2021

/s/ John Meloun John Meloun	Chief Financial Officer (principal financial officer and principal accounting officer)	June 29, 2021

* Mark Grabowski	Director	June 29, 2021

* Brenda Morris	Director	June 29, 2021

*By:	/s/ John Meloun
John Meloun
Attorney-in-fact